UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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DIVERSIFIED RESTAURANT HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

DIVERSIFIED RESTAURANT HOLDINGS, INC. 27680 Franklin Road Southfield, Michigan 48034 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2015
  To our Stockholders:

The Annual Meeting of Stockholders of Diversified Restaurant Holdings, Inc. (the “Company”) will be held at the Company’s Detroit Buffalo Wild Wings restaurant, which is located at 1218 Randolph, Detroit, Michigan 48226, on Thursday, May 21, 2015, at 10:00 a.m., EDT. Details regarding the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2014 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business. The Annual Meeting is being held for the following purposes:

(i)	To elect a slate of seven directors for terms to expire at the 2016 Annual Meeting of stockholders;
(ii)	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2015;

(iii)	To hold an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement; and

(iv)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 31, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ T. Michael Ansley
T. Michael Ansley
Chairman
April 8, 2015
Southfield, Michigan

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and our 2014 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for fiscal year ended December 28, 2014, are available at www.edocumentview.com/bagr.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE, AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED (WHICH HAS PREPAID POSTAGE IF MAILED IN THE UNITED STATES) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Diversified Restaurant Holdings, Inc.

__________________

Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 21, 2015

__________________

___________________________
*To be voted on at the meeting

DIVERSIFIED RESTAURANT HOLDINGS, INC.
27680 Franklin Road
Southfield, Michigan 48034
PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on May 21, 2015

This Proxy Statement (“Proxy Statement”) is furnished by and on behalf of the Board of Directors (the “Board”) of Diversified Restaurant Holdings, Inc. (“we,” “our,” “us,” the “Company,” or “DRH”) in connection with the solicitation of proxies for use at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m., EDT, Thursday, May 21, 2015, at the Company’s Detroit Buffalo Wild Wings restaurant, which is located at 1218 Randolph, Detroit, Michigan 48226, and at any adjournments thereof.  Distribution of this Proxy Statement and the accompanying form of proxy is scheduled to begin on or about April 8, 2015.

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the meeting. These matters include the election of directors, ratification of the selection of our independent registered public accounting firm, and an advisory vote to approve the compensation of our named executive officers.

Please read this Proxy Statement carefully. You should consider the information contained in this Proxy Statement when deciding how to vote your shares.

Who is entitled to vote?

The Board has set March 31, 2015 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on the record date, March 31, 2015, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of the Company’s common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by the broker, bank, trust or other nominee.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What is a proxy?

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By voting via the internet, via telephone or by completing and returning a written proxy card, you are giving the persons appointed as proxies by our Board the authority to vote your shares.

How are proxy materials being made available to stockholders?

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 8, 2015, we will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including its proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We may at our discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and annual report, to one or more stockholders.

How many shares must be present to hold the Annual Meeting?

At least a majority of the shares of our common stock outstanding on the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

●	you are present and vote in person at the meeting; or
●	you have properly submitted a proxy by mail.

As of the record date, 26,189,944 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

If you are a stockholder of record as of the record date, you have three options for submitting your vote prior to the Annual Meeting: (i) vote via the internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials; (ii) vote via telephone, by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or (iii) vote via mail, by completing, signing, dating and mailing a paper proxy card in a pre-addressed envelope, which a stockholder can request as outlined in the Notice of Internet Availability of Proxy Materials.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a stockholder of record and you attend the Annual Meeting, you may vote in person at the meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the Annual Meeting, please write to the Secretary, Diversified Restaurant Holdings, Inc., 27680 Franklin Road, Southfield, Michigan 48034 or call 248-223-9160.

What if I do not specify how I want my shares voted?

If you submit a proxy and do not specify how you want to vote your shares, the proxies will vote your shares:

●	FOR election of all of the nominees for director;
●	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015;

●	FOR the advisory approval of the compensation of our named executive officers disclosed in this Proxy Statement; and

●	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the Annual Meeting.

Can I change my proxy after submitting my proxy?

Yes, whether the proxy is submitted via the internet, telephone or mail, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy, by voting in person at the Annual Meeting, or by delivering to our Secretary a written notice of revocation. Attending the Annual Meeting will not revoke your proxy unless you specifically request to revoke it.

What is the vote required to approve each matter?

Election of Directors. The affirmative vote of a plurality of the votes, representing our common stock, cast at the Annual Meeting is required for nominees to be elected as directors, meaning the seven directors receiving the highest number of votes will be elected.  Abstentions and broker non-votes will not be counted as shares voted on this matter.

Independent Registered Public Accounting Firm. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm.  Abstentions and broker non-votes will not be counted as shares voted on this matter.

Advisory approval of compensation of our named executive officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Are there other matters to be voted on at the meeting?

As of the date of this Proxy Statement, our Board does not know of any matters which may come before the Annual Meeting, other than the matters described in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

How does the Board recommend I vote?

The Board recommends you vote:

●	FOR election of all of the nominees for director;

●	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015; and

●	FOR the advisory approval of the compensation of our named executive officers disclosed in this Proxy Statement.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 21, 2015:

The Company’s Proxy Statement and 2014 Annual Report on Form 10-K are filed with the Securities and Exchange Commission and are available at www.edocumentview.com/bagr.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to own beneficially more than 5.0% of our outstanding shares of common stock as of March 31, 2015. The title of the class of shares for all owners is $0.0001 par value common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned (1)
T. Michael Ansley 27680 Franklin Road Southfield, MI 48034	11,136,255(2)	42.2%

Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	1,348,262(3)	5.1%

(1)           The percentages shown are based on the 26,189,944 shares of our common stock outstanding as of March 31, 2015, plus the number of shares that the named person or group has the right to acquire within 60 days of March 31, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares that the person or group has the right to acquire within 60 days after March 31, 2015 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(2)           This includes 11,097,255 shares currently owned directly by Mr. Ansley, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts (the beneficial ownership of which he disclaims), and options exercisable within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share.

(3)           This information is based on a Schedule 13G filed with the SEC on February 17, 2015 jointly on behalf of Ameriprise Financial Inc. and Columbia Management Investment Advisers, Inc. (collectively, “Ameriprise”). The Schedule 13G discloses that Ameriprise, may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2014. Ameriprise reported aggregate beneficial ownership of 1,348,262 shares, with shared voting power over 982,454 shares and shared dispositive power over 1,348,262 shares.

The following table presents information regarding the beneficial ownership of our common stock, as of March 31, 2015, by each of our directors, each of whom is also a nominee for re-election as a director, our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned(1)
T. Michael Ansley°	11,136,255(2)	42.2%

David G. Burke°	93,103(3)	*

Jason T. Curtis	877,438(4)	3.3%

Jay A. Dusenberry°	55,772(5)	*

Philip Friedman°	34,048(6)	*

David Ligotti°	259,160(7)	1.0%

Joseph M. Nowicki°	34,048(8)	*

Gregory J. Stevens°	286,977(9)	1.1%

Officers and All Directors As a Group (8 persons)	12,776,801(10)	48.4%

*	Less than one percent
°	Existing member of the Board

(1)           The percentages shown are based on the 26,189,944 shares of our common stock outstanding as of March 31, 2015, plus the number of shares that the named person or group has the right to acquire within 60 days of March 31, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares that the person or group has the right to acquire within 60 days after March 31, 2015 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(2)           This includes 11,097,255 shares currently owned directly by Mr. Ansley, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts (the beneficial ownership of which he disclaims), and options exercisable within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share.

(3)         This includes 15,165 shares currently owned directly by Mr. Burke, options exercisable within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share and 47,938 shares of restricted stock.

(4) This includes 854,500 shares currently owned directly by Mr. Curtis and 22,938 shares of restricted stock.

(5)          This includes 21,724 shares currently owned directly by Mr. Dusenberry, 4,048 shares of restricted stock, and options exercisable within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share.

(6) This includes options exercisable by Mr. Friedman within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share and 4,048 shares of restricted stock.

(7)          This includes 225,112 shares currently owned directly by Mr. Ligotti, options exercisable within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share and 4,048 shares of restricted stock.

(8) This includes options exercisable by Mr. Nowicki within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share and 4,048 shares of restricted stock.

(9)          This includes 252,929 shares currently owned directly by Mr. Stevens and options exercisable within 60 days of March 31, 2015 to purchase 30,000 shares at an exercise price of $2.50 per share and 4,048 shares of restricted stock.

(10) This includes 210,000 shares that such persons have the right to acquire within 60 days of March 31, 2015 pursuant to stock options.

FIRST PROPOSAL—ELECTION OF DIRECTORS

Our Board members are elected annually to serve one-year terms or until their earlier death, resignation or removal.  The Board currently consists of seven members: T. Michael Ansley, David G. Burke, Jay Alan Dusenberry, Philip Friedman, David Ligotti, Joseph M. Nowicki, and Gregory J. Stevens.  Each of these individuals has been nominated, and is seeking approval, to serve as a director until the annual meeting of stockholders in fiscal year 2016 or until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

Each of the above nominees has been recommended by the independent members of the Board and nominated by the Board.  Each nominee has consented to serve as a director of the Company, if elected.  If, at the time of the Annual Meeting, any of the nominees are unable or decline to serve as a director, the discretionary authority provided via proxy will be exercised to vote for a substitute candidate designated by the Board.  The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

The Board recommends that the stockholders vote FOR the election of the nominees named above as directors of the Company.

Information About Director Nominees and Executive Officers

Information about our director nominees and executive officers is set forth below. There are no family relationships among any of our directors, nominees for director and executive officers.

Name, Age, and Position with the Company	Has Served As Director Since
Directors Who Are Both Currently Serving and Nominees for Election
T. Michael Ansley, 44, Director, Chairman of the Board, President and Chief Executive Officer	2006
David G. Burke, 43, Director, Chief Financial Officer, Treasurer	2006
Jay Alan Dusenberry, 42, Director	2006
Philip Friedman, 68, Director	2011
David Ligotti, 57, Director	2006
Joseph M. Nowicki, 53, Director	2010
Gregory J. Stevens, 44, Director	2006
Executive Officers (Who Are Not Also Directors)
Jason Curtis, 33, Chief Operating Officer, Secretary

Our executive officers are generally appointed each year at the annual meeting of our Board. Their terms of office are at the discretion of our Board.

The factual information below for each director, nominee for election as a director and for each executive officer has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or independent members of the Board.

T. Michael Ansley has served as our President, Chief Executive Officer, and Chairman of the Board since our inception in 2006.  Mr. Ansley serves in similar roles for our wholly-owned subsidiaries AMC Group, Inc., AMC Wings, Inc., AMC Burgers, Inc. and AMC Real Estate, Inc. The Company’s roots can be traced back to 1999 when Mr. Ansley opened his first Buffalo Wild Wings (“BWW”) franchise in Sterling Heights, Michigan. Mr. Ansley received a Bachelor of Science degree in business administration from the University of Dayton and currently serves on the Board of Directors of the Michigan Restaurant Association and Children’s Leukemia Foundation of Michigan.

We believe Mr. Ansley is qualified to serve as a director of the Company due to his extensive experience in restaurant management, operations, and development as well as his demonstrated business leadership abilities and long history with the Company as its founder.

David G. Burke has served as Chief Financial Officer and Treasurer of the Company since March 22, 2010, and has been a member of the Board since our inception.  Mr. Burke previously served as Secretary, a member of the Audit Committee, and as Audit Committee Chairman. Prior to joining the Company, Mr. Burke was employed by Federal-Mogul Corporation, a leading global supplier of powertrain and safety technologies serving the world’s foremost original equipment manufacturers and the worldwide aftermarket, where he held roles of increasing responsibility in finance, marketing, and corporate development.  Mr. Burke earned a Bachelor of Science degree in mechanical engineering from the University of Dayton and a Master of Business Administration, with a concentration in finance, from the University of Michigan - Ross School of Business.

We believe Mr. Burke is qualified to serve as a director due to his strong leadership, business acumen, and analytical skills, including a unique proficiency with regard to financial modeling and market analysis.  Mr. Burke honed his skill set through eight years of experience with a $7.0 billion global public corporation, while handling special projects for executive management, such as business development through acquisition, labor cost-reduction initiatives, strategic planning and supply chain management.

Jay Alan Dusenberry has been a member of the Board since our inception.  Mr. Dusenberry served as the Treasurer from our inception to March 22, 2010, at which time he relinquished the role of Treasurer.  Mr. Dusenberry has also been a member of the Audit Committee since its inception in 2007.  Currently, Mr. Dusenberry is Vice President of Marisa Manufacturing. From 2009 to 2013, he served as a Vice President at Cold Heading Company, manufacturer of cold-formed fasteners. He received a Bachelor of Science degree in finance from the University of Dayton and a Master of Business Administration degree from the University of Detroit Mercy.

We believe Mr. Dusenberry is qualified to serve as a director due to his 18 years of experience in business leadership positions, including experience as a financial analyst for a health care system and senior administrative roles as a plant manager, director, and vice president in the automotive manufacturing industry.

Philip Friedman was appointed to the Board on March 10, 2011.  Mr. Friedman served as Chairman, Chief Executive Officer, and President of McAlister’s Corporation, a quick-casual restaurant concept, from 1999 through July 2010.  Currently, Mr. Friedman is Chief Executive Officer of Salsarita’s Fresh Cantina restaurant chain and is a Founding Member of Il ‘Pioppo, LLC, importers of organic Italian wines.  Mr. Friedman is also President of Friedman & Associates, a strategic planning and management consulting company he founded in 1986.  Mr. Friedman serves on the Boards of the National Restaurant Association and the Mississippi Restaurant Association.  He is a member of the Culinary Institute of America’s Society of Fellows and the National Association of Corporate Directors.

 We believe Mr. Friedman is qualified to serve as a director because of his extensive franchise and chain restaurant expertise.  This expertise is particularly relevant to our business as a franchisee of BWW and an owner, operator, and franchisor of Bagger Dave’s.

David Ligotti has been a member of the Board since our inception.  Mr. Ligotti owns and operates Oakwood Business Services, LLC (“Oakwood”), an accounting, tax, and consulting firm located in Ann Arbor, Michigan.  Mr. Ligotti received a Bachelor of Arts degree in political science from Kalamazoo College, a Masters of Business Administration degree, with a major in accounting, from the University of Michigan, and a Master of Science in Taxation degree from Walsh College.

We believe Mr. Ligotti is qualified to serve as a director, as he has been a CPA for nearly 31 years and has 26 years of experience in restaurant finance, technology, operation, administration, and accounting.

Joseph M. Nowicki was elected to the Board at the 2010 annual meeting of stockholders.   Mr. Nowicki is the Executive Vice President and Chief Financial Officer of Beacon Roofing Supply (“BECN”), a NASDAQ-listed company, a position he assumed on March 25, 2013.  At BECN, Mr. Nowicki is responsible for the oversight of finance, information technology and investor relations.  Mr. Nowicki served as the Chief Financial Officer of Spartan Motors, Inc. (SPAR), a NASDAQ-listed specialty vehicle manufacturer based in Charlotte, Michigan from June 30, 2009 to March 22, 2013. Previously, Mr. Nowicki spent approximately 17 years with the Michigan-based furniture manufacturer, Herman Miller, Inc., where he served as Treasurer and as a member of Herman Miller’s key leadership team, managing all treasury activities for the company including establishing the overall capital and debt structure, overseeing the pension and investment strategy, and leading investor relations activities.  Before joining Herman Miller, he held several operations and finance positions, including working for IBM and General Motors, and spent several years in public accounting.  Mr. Nowicki received a Master of Business Administration from the University of Michigan - Ross School of Business.

We believe Mr. Nowicki is qualified to serve as a director of the Company due to his extensive public company experience and specialized accounting, finance and capital markets expertise.

Gregory J. Stevens has been a member of the Board since our inception.  Mr. Stevens has been an Engineer and partner of Cold Heading Company, an automotive supplier of fasteners, located in Warren, Michigan, since 1992.  Mr. Stevens is currently a member of Desert Rock Enterprises, LLC, an investment company, located in Las Vegas, Nevada, an owner and director of Beachlawn, Inc., an industry-leading tier-one automotive supplier, and a director of Ajax Metal Processing, Inc., a leading industrial steel parts heat treating and plating company, located in Warren, Michigan.  Mr. Stevens received a Bachelor of Science degree in engineering from the University of Dayton.

We believe Mr. Stevens is qualified to serve as a director because of his analytical engineering background, ownership of multiple successful businesses, diverse background in operating all facets of a business, and his prior experience with cash flow management.

Jason Curtis is our Chief Operating Officer, a position he assumed at our inception in 2006, and corporate Secretary.  Beginning in 2000, Mr. Curtis worked in positions of increasing responsibility in the restaurant industry, starting at the ground level in the kitchen of a BWW restaurant that is now owned by the Company.  In 2002, he became Chief Operating Officer of AMC Group, LLC, the predecessor to AMC Group, Inc.  AMC Group, Inc. is now a wholly-owned subsidiary of DRH.  Mr. Curtis plays an integral role in identifying and developing unit-level management and multi-unit supervisors to address our expansion plans.  Mr. Curtis serves on the BWW National Leadership Council, a position he was elected to by fellow franchisees within the BWW system and is a member of the Executive Board of the Children’s Leukemia Foundation of Michigan.

CORPORATE GOVERNANCE

Director Independence

We employ the NASDAQ Stock Market’s standards for determining the independence of directors.  Under these standards, an independent director means a person other than an executive officer or one of our team members or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

For purposes of the NASDAQ Stock Market’s independence standards, the term “family member” means a person’s spouse, parents, children, and siblings, whether by blood, marriage, or adoption, or anyone residing in such person’s home.

The Board has assessed the independence of each non-employee director under the NASDAQ Stock Market’s independence standards set forth above and believes that Messrs. Jay Alan Dusenberry, Philip Friedman, Joseph M. Nowicki and Gregory J. Stevens qualify as independent directors.  In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The other directors would not qualify as independent due to their employment by us or due to their receipt of certain fees or compensation from us.

Board Meetings

During 2014, our Board of Directors held a total of four meetings. During 2014, each director attended at least 75.0% of the total number of meetings of our Board and its committees on which he then served.

Board Committees

Our Board has, and appoints members to, two standing committees: the Audit Committee and the Compensation Committee. The membership of these committees, as of March 31, 2015, was as follows:

Audit Committee	Compensation Committee

Jay Alan Dusenberry Philip Friedman Joseph M. Nowicki*	Jay Alan Dusenberry* Philip Friedman Gregory J. Stevens

_______________
*Committee chairman

Each of these committees has a written charter that has been approved by our Board and is available on the investor relations section of our website, www.diversifiedrestaurantholdings.com.

Audit Committee

Our Audit Committee is solely responsible for appointing and reviewing fee arrangements with our independent accountants and approving any non-audit services by our independent accountants.  Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent accountants.  The Audit Committee is also responsible for overseeing our compliance with legal and regulatory requirements, including our disclosure controls and procedures. Our Audit Committee currently consists of Messrs. Joseph M. Nowicki, Jay Alan Dusenberry, and Philip Friedman.  Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards of the NASDAQ Stock Market.

We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements.  The Audit Committee met five times during 2014. Our Board has determined that Mr. Nowicki is an audit committee financial expert as defined in Item 401 of Regulation S-K.

Compensation Committee

Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, and making recommendations to our Board regarding these matters. Our Compensation Committee currently consists of Messrs. Jay Alan Dusenberry, Gregory J. Stevens, and Philip Friedman.  The Compensation Committee met five times during 2014.

The Compensation Committee’s responsibilities and authority include:

●	reviewing and approving the goals and objectives relating to the compensation of our executive officers, and evaluating their performance;

●	determining, or recommending to our Board for determination, all elements of compensation for our executive officers;

●	reviewing compensation and guidelines for directors’ ownership of our stock;

●	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking;

●	considering the results of the most recent advisory vote of the stockholders on executive compensation in making compensation determinations and recommendations;

●	recommending or making changes in compensation for directors;

●	administering and making awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans; and

●
sole discretion in retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser (each, a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains.

The Compensation Committee has the authority to delegate appropriate matters to subcommittees as the Compensation Committee may determine in its discretion.

During fiscal year 2013, the Compensation Committee retained Merdian Compensation Partners, LLC (“Meridian”) to act as the Committee’s independent compensation consultant. Meridian advised the Committee regarding (i) trends in executive compensation; (ii) specific compensation recommendations for the CEO, CFO and COO; (iii) specific compensation recommendations for the non-employee directors; (iv) applicable legislative developments; and (v) other matters as requested by the Committee. The Committee considered Merdian’s independence and whether its work raised conflicts of interest under newly-adopted NASDAQ listing standards and new SEC rules. Based on information received from Meridian and other relevant considerations, the Committee concluded that Meridian is independent and that its work for the Committee did not raise any conflicts of interest. Other than the services to the Compensation Committee described above, Meridian was not engaged to provide any other services to the Company or its affiliates. Neither the Compensation Committee nor the Company retained a compensation consultant during fiscal year 2014.

Disclosure Controls, Governance, and Nominating Functions

The Board has determined that the governance and disclosure control functions are best suited to participation of the full Board. These functions are to: (i) ensure that all disclosures made by the Company to its stockholders or the investment community fairly present the Company’s financial condition and the results of operations in all material respects and such disclosures are accurate, complete, and timely made as required by applicable laws and any applicable stock exchange requirements; and (ii) advise and make recommendations to the Board with respect to corporate governance principles and practices.

The Board has also adopted resolutions authorizing and directing the independent members of the Board, to recommend qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the annual meetings and candidates to fill vacancies occurring between annual meetings.

The independent directors use an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director and considered by the independent directors and the Board. Generally, candidates have been persons who have been known to one or more of our Board members. The independent directors have not adopted specific minimum qualifications that they believe must be met by a person they recommend for nomination as a director. In evaluating candidates for nomination, the independent directors will consider the factors they believe to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders. We do not have a specific policy relating to the consideration of diversity in identifying director candidates. However, the independent directors consider the diversity of our Board when identifying director candidates. The amount of consideration given to diversity varies with the independent directors’ determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe this policy has been effective in identifying candidates with the diverse business experience necessary to lead our growing Company.

Although the independent directors have the authority to retain a search firm to assist it in identifying director candidates, there has, to date, been no need to employ a search firm. The Board does not evaluate potential nominees for director differently based on whether they are recommended by a stockholder.

To nominate a candidate for election to the Board of Directors, a stockholder of record must (i) provide a written notice of nomination to the Secretary of the Company, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, or (ii) in the case of the nomination of a person for election to the Board of Directors at a special meeting of stockholders, no earlier than one hundred and twenty (120) days prior to and no less than the later of (a) ninety (90) days prior to such special meeting or (b) the tenth day following the day on which the notice of such special meeting, with certain limited exceptions spelled out in the bylaws. The notice of nomination must set forth (i) the name and record address of the stockholder proposing to make nominations, as they appear on the Company’s books, (ii) the class and number of shares of stock held of record and beneficially owned by such stockholder and/or such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Exchange Act, and the written consent of each stockholder nominee to being named in a proxy statement as a nominee and to serve if elected, and (v) all other information that would be required to be filed with the Securities and Exchange Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act. The Company may require any stockholder nominee to furnish such other information as it may reasonably require in order to determine the eligibility of the stockholder nominee to serve as a director of the Company. The person presiding over the meeting may, if the facts warrant, disregard any proposed nomination of a stockholder nominee that was not made in accordance with the foregoing procedures.

Board Leadership Structure

Our Board is led by T. Michael Ansley, our Chairman of the Board, President and Chief Executive Officer. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face and are in the best position to evaluate our needs and how best to organize the capabilities of directors and senior officers to meet those needs. The Board believes that the most effective leadership structure for us, at this time, is for Mr. Ansley to serve as both Chairman of the Board and Chief Executive Officer.

Mr. Ansley was our founding President and Chief Executive Officer and has been our Chairman of the Board and Chief Executive Officer since our inception.  As such, the Board believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board.  Mr. Ansley was one of the key individuals behind our formation and his leadership was instrumental in the drafting and implementation of our strategic plan, as well as our mission and vision statements.  Mr. Ansley’s leadership, in both his Chairman of the Board and Chief Executive Officer roles, continues to ensure that we remain dedicated to and focused on our mission. Our Board believes that his dedication and focus is particularly important to ensure that we continue to differentiate ourselves from our competition, keeping us well poised for future market expansion. Our Board believes that we and our stockholders can be best served by leaving these roles combined.

Our Bylaws authorize our Board to establish an executive committee that may act on behalf of the Board in all matters except the declaration of dividends or undertaking major change transactions such as a merger or sale of substantially all of the assets of the Company.  However, at this time, our Board has not designated an executive committee.  Instead, our Board accomplishes most of its corporate governance role, including new director and succession planning, either acting as an entire Board or, as appropriate, through its Audit Committee and Compensation Committee, which are chartered to undertake significant activities as described above.  The Board does not have a lead independent director and does not believe that designating a lead independent director would be necessary or helpful at this time.

Board Role in Risk Oversight

Our Board oversees our risk management in cooperation with the Company’s management.  The Board and management regularly assess and communicate regarding risks confronting the Company, including transaction-specific risks, macroeconomic trends, industry developments, and risk factors unique to our business.  The members of the Audit Committee also discuss various financial reporting and accounting risk factors with our external accounting and consulting firm, Oakwood.

Communications with the Board

Our Board believes full and open communication between stockholders and members of our Board is in our best interest and the best interests of our stockholders.  Stockholders can contact any director or committee of the Board by writing to the Chairman of the Audit Committee, 27680 Franklin Road, Southfield, Michigan 48034.  The Chairman of the Audit Committee will determine the extent to which such stockholder communications should be disseminated to other members and will address the communication with the inquiring stockholders as appropriate.

Director Attendance at the Annual Meeting

Our Board does not have a policy requiring directors to attend annual meetings of stockholders.  However, we believe the Annual Meeting provides an opportunity for stockholders to communicate with directors and have requested that all directors make every effort to attend the Company’s Annual Meeting.  We make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors, taking into account the directors’ schedules. All of the Board members attended our 2014 Annual Meeting.

Code of Business Conduct and Ethics

We have adopted a corporate code of ethics.  We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  A copy of our corporate code of ethics may be obtained, without charge, upon written request to: Secretary, 27680 Franklin Road, Southfield, Michigan 48034.  The code of ethics may be reviewed on our website at http://www.diversifiedrestaurantholdings.com/about-us/governance-documents/default.aspx. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

 Compensation Committee Interlocks and Insider Participation

Messrs. Dusenberry, Friedman and Stevens are the members of the Compensation Committee of the Board of Directors of the Company. None of such individuals is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent as such independence for Audit Committee members is defined in the NASDAQ listing standards and the rules of the Securities and Exchange Commission.  The Audit Committee’s primary purpose is to assist the Board in overseeing the accounting and financial reporting process, audits of financial statements, internal accounting and disclosure controls, and the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee regarding any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2014, BDO USA, LLP (“BDO”), was responsible for auditing the Company’s annual financial statements and for reviewing its unaudited quarterly financial statements.

 The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of the Company’s internal control over financial reporting, the overall quality of the Company’s financial reporting, and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has discussed with BDO that firm’s independence from management, and the Company and has received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit-related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 28, 2014 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 28, 2014 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Joseph M. Nowicki, Chairman
Jay Alan Dusenberry
Philip Friedman

 COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
Compensation Committee:

Jay Alan Dusenberry, Chairman
Philip Friedman
Gregory J. Stevens

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Philosophy

Our goal in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. In setting compensation, consideration is given to compensation of executive officers with comparable qualifications, experience and responsibilities at retail chain restaurants within our peer group.

The Compensation Committee believes that the compensation package provided to executive officers should consist of the following elements, each determined by individual and corporate performance:

•	Base salary compensation;

•	Short-term incentive compensation in the form of an annual cash bonus; and

•	Long-term incentive compensation in the form of stock-based awards.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our stockholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and, in years when the Compensation Committee determines it appropriate, in the form of bonus compensation to reward superior performance against short-term goals. We provide stock-based compensation to reward superior performance against specific objectives and long-term strategic goals. Our Compensation Committee granted restricted stock to certain executive officers in 2013 and 2014.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•	Compensation policies and practices at comparable public companies within the restaurant industry, including industry specific data and benchmarking, as detailed below;

•	The advice of compensation consultants on a periodic basis, as detailed below; and

•
Incentive structures designed to promote long-term growth of the Company, including performance goals based on same store sales growth, opening and development of new restaurants and overall growth in profitability.

Our policy for allocating between cash and non-cash compensation, and among different forms of non-cash compensation, is to provide industry competitive salaries in order to retain talent and to provide long-term equity incentives to our executive officers that are designed to align their interests with long-term value growth for our stockholders and create an environment of long-term decision making.

Our Compensation Committee evaluates individual performance of our executive officers in determining specific forms and amounts of compensation. Specifically, the Committee evaluates execution of respective strategies within each discipline which are linked to earnings growth, same store sales growth, organic store creation, execution of available acquisitions within our industry, regulatory compliance and brand value development.

Base Salary

Consistent with our objective of attracting and retaining highly qualified and experienced employees, we establish base salary ranges for our executive officers that are intended to be competitive for comparable positions. Base salary data for comparable industry positions is reviewed annually from survey data obtained from the Chain Restaurant Executive Compensation Report prepared by HVS Executive Search and Nation’s Restaurant News. We also reviewed base salaries paid to executive officers in the following publicly traded peer companies:

•	Caribou Coffee Company, Inc.

•	Luby's, Inc.

•	Jamba, Inc.

•	Frisch's Restaurants, Inc.

•	J. Alexander's Corporation

•	Famous Dave's of America, Inc.

•	AFC Enterprises, Inc.

•	Ark Restaurants Corp.

•	Chuy's Holdings Inc.

•	Cosi Inc.

•	Kona Grill, Inc.

•	Granite City Food & Brewery Ltd.

•	Morgan's Foods, Inc.

•	Flanigan's Enterprises, Inc.

•	Nathan's Famous, Inc.

•	Good Times Restaurants Inc.

Based on the benchmarking data provided to the Compensation Committee in the fourth quarter of 2012 by Meridian, we determined that the base salaries for our executive officers were below the 25th percentile for our peer companies at that time. Based on the benchmarking data, we decided to provide annual increases to the base salaries of our executive officers until the base salaries for our CFO and COO were at the 2012 median by 2015. The base salary for our CEO will be increased over the same period but will remain below the 2012 median.

In view of our objective to increase the base salaries of our executive officers until they are closer to the median of our peer group, our Board, upon recommendation of our Compensation Committee, approved increases in the base salaries of each of our executive officers in 2014 and 2015 as follows:

	2014	2015
T. Michael Ansley	$295,000	$350,000
David G. Burke	$223,000	$245,000
Jason T. Curtis	$211,000	$236,000

Executive Officer Bonus Compensation

Beginning in 2013, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourages superior results by providing a meaningful incentive; and

•	supports teamwork among employees.

In furtherance of this goal and to provide a structure for awarding cash bonuses, on March 7, 2013, the Board approved a Performance Bonus Plan (the “Bonus Plan”) which is administered by the Compensation Committee. The Bonus Plan is designed to provide an incentive in the form of a cash bonus award to certain key executives of the Company. Under the terms of the Bonus Plan, each calendar year the Compensation Committee (or its designees) will determine within 90 days of January 1 the employees who will participate in the Bonus Plan and the performance goals that those employees must satisfy to earn the target award established by the Compensation Committee.

Performance goals are to be selected by the Compensation Committee based upon one or more of the following performance criteria: (i) financial results for the Company as a whole or as a business unit, such as net earnings or net income (before or after taxes), earnings per share, net revenues, gross revenues, net operating profit (before or after taxes), and earnings before or after taxes, interest, depreciation and/or amortization (EBITDA); and (ii) criteria related to restaurant growth (either in the aggregate or by type of restaurant). The Compensation Committee may also establish individual goals for an employee relating to his or her individual performance or individual/strategic goals for the executive team as a whole. The Compensation Committee has discretion in assessing whether the individual/strategic goals have been met.

Target awards payable under the Bonus Plan are expressed as either a percentage of base salary or a fixed dollar amount. The Compensation Committee must establish in writing a formula for determining the percentage of the target award that may be payable based upon the level of attainment of the performance goals for the year. In establishing the formula, the Compensation Committee may assign different weights to the various performance criteria, and such weights may also differ from employee to employee.

Bonus Plan for Fiscal 2014

On April 24, 2014, the Board, upon recommendation of the Compensation Committee, adopted a Short-Term Incentive Program for the 2014 fiscal year (the “2014 Short-Term Plan”), which set out the performance goals for fiscal 2014 under the Bonus Plan. The 2014 Short-Term Plan was designed to pay an annual cash bonus to members of the Company’s executive team, with such bonus to be based upon a combination of corporate financial goals (EBITDA and same store sales) and strategic/individual goals. Three named executive officers participated in the 2014 Short-Term Plan: Mr. Ansley, Mr. Burke, and Mr. Curtis. The 2014 target bonus for each of these named executive officers was: Mr. Ansley - $118,000, Mr. Burke - $89,143, and Mr. Curtis - $84,286 (40.0% of each officer's base salary).

80.0% of the performance metrics under the 2014 Short Term Plan were related to the achievement of corporate financial performance (70.0% based on EBITDA and 10.0% based on same store sales growth) and 20.0% of the performance metrics were related to individual/strategic goals. Straight line interpolation was used to calculate the actual bonus earned for fiscal 2014. Any performance below the threshold resulted in a payout of 0.0% for the metric and all amounts were capped at 150.0% of target. On March 25, 2015, the Compensation Committee certified that a portion of each of the EBITDA target and the same store sales target was achieved for a percentage payout on the corporate financial goals of 65.0%.

With respect to the remaining 20.0% of the performance metrics, the Committee determined that the executive team substantially satisfied the following strategic goals for fiscal 2014 and this component of the performance metrics would be paid at 85.0% (for a percentage payout of 17.0%):

•	met store openings goal;

•	completed acquisition of Florida BWW entities;

•	completed sale leaseback transaction;

•	internal operational system upgrades;

•	SEC compliance;

•	reviews from third party auditors; and

•	overall brand development.

Based on the attainment of the performance metrics established in the 2014 Short Term Plan, bonus amounts were paid to our executive officers as follows: Mr. Ansley, $96,760, Mr. Burke, $73,097, and Mr. Curtis, $69,115.

Bonus Plan for Fiscal 2013

On March 7, 2013, the Board adopted a Short-Term Incentive Program for its 2013 fiscal year (the “2013 Short-Term Plan”), which set out the performance goals for 2013 under the Bonus Plan. The Short-Term Plan was designed to pay an annual cash bonus to members of the Company’s executive team, with such bonus to be based upon a combination of corporate financial goals (EBITDA and same store sales) and strategic/individual goals. Three named executive officers participated in the 2013 Short-Term Plan: Mr. Ansley, Mr. Burke, and Mr. Curtis. The 2013 target bonus for each of these named executive officers is $129,000 (60.0% of base salary), $80,000 (40.0% of base salary) and $74,000 (40.0% of base salary), respectively.

80.0% of the performance metrics under the 2013 Short Term Plan were related to the achievement of corporate financial performance (70.0% based on EBITDA and 10.0% based on same store sales growth) and 20.0% of the performance metrics were related to individual/strategic goals. Straight line interpolation was used to calculate the actual bonus earned for fiscal 2013. Any performance below the threshold resulted in a payout of 0.0% for the metric and all amounts were capped at 150.0% of target. On

April 10, 2014, the Compensation Committee certified that a portion of each of the EBITDA target and the same store sales target was achieved for a percentage payout on the corporate financial goals of 67.1%.

With respect to the remaining 20.0% of the performance metrics, the Committee determined that the executive team satisfied the following strategic goals for fiscal year 2013, and that this component of the performance metrics had been satisfied and was paid at 100.0% for each executive officer:

•	Successful public offering on SEC Form S-1;

•	Completed Sarbanes-Oxley Section 404 assessment of internal controls over financial reporting;

•	Met store openings goal;

•	Completed integration of acquired stores in Indiana and Illinois;

•	Successfully upgraded IT systems and POS systems; and

•	Clean reviews from auditors.

Based on the attainment of the performance metrics established in the 2013 Short Term Plan, bonus amounts were paid to our executive officers as follows: Mr. Ansley, $95,675, Mr. Burke, $59,333, and Mr. Curtis, $54,883.

Bonus Plan for Fiscal 2012

The Compensation Committee approved a discretionary bonus for each of our executive officers in fiscal 2012, based on the year-end review of each officer's performance and achievement of individual/strategic goals. Bonus amounts were paid to our executive officers as follows: Mr. Ansley, $35,000, Mr. Burke, $30,000, and Mr. Curtis, $25,000.

Stock Incentive Plan

The overall objective for our stock-based compensation program is to provide an equitable and competitive means to reward our executive and other officers for their contributions to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our stockholders by linking the long-term value of the compensation to stockholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

During the 2011 fiscal year, the Company established the Stock Incentive Plan of 2011 (“Stock Incentive Plan”) to attract and retain directors, consultants, and employees and to more fully align their interests with the interests of the Company’s stockholders through the opportunity for increased stock ownership.  The plan permits the grant and award of 750,000 shares of common stock by way of stock options and/or restricted stock.  Stock options must be awarded at exercise prices at least equal to or greater than 100.0% of the fair market value of the shares on the date of grant.  The options will expire no later than 10 years from the date of grant, with vesting terms to be defined at grant date, ranging from a vesting schedule based on performance to a vesting schedule that extends over a period of time as selected by the Compensation Committee or other committee as determined by the Board.  The Compensation Committee also determines the grant, issuance, retention, and vesting timing and conditions of awards of restricted stock.  The Committee may place limitations, such as continued employment, passage of time, and/or performance measures, on restricted stock.  Awards of restricted stock may not provide for vesting or settlement in full of restricted stock over a period of less than one year from the date the award is made.  The Stock Incentive Plan was approved by our stockholders on May 26, 2011.

To date, we have not granted any stock options to our executive officers under the Stock Incentive Plan. In 2013 and 2014, we made awards of restricted stock to Mr. Burke, Mr. Curtis and to other key employees. We have not granted restricted stock to Mr. Ansley because he is our largest stockholder and has a significant incentive to work toward increasing corporate performance. We believe that restricted stock is an important component of a long-term incentive plan and is an excellent way to reward employees for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even if the stock price declines.

We made stock-based awards to our executive officers in the first quarter of each of 2013 and 2014 in conjunction with the performance review of our executive and other officers. We awarded shares of restricted stock to certain key employees in 2013 and 2014, including our executive officers. In 2014, we also awarded shares of restricted stock to our directors, as discussed below under the heading “Director Compensation for Fiscal 2014.”

We do not have stock ownership requirements or guidelines for our executive officers.

Perquisites and Non-Qualified Deferred Compensation Plans

We do not provide any perquisites to our executive officers. We believe it is more appropriate to provide a competitive mix of salary, bonus and long-term incentives, without the additional cost of perquisites. We do not provide a defined benefit pension plan, a non-qualified deferred compensation plan, post-retirement health coverage or similar benefits for our executive officers.

IRC Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure some or all of the performance-based portion of our executive compensation so that it will not be subject to the deduction limitations of Section 162(m).

Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and many of our other employees are eligible to participate in our 401(k) plan. In 2012 and 2013, we provided for each eligible participant a matching contribution to the 401(k) plan dollar for dollar on the first 3.0% of compensation contributed plus 50.0% on the next 2.0% of compensation contributed. Effective January 1, 2014, we implemented a discretionary matching contribution. For fiscal 2014, the discretionary match was dollar for dollar up to 2.0% of the amount contributed by the participant. Mr. Ansley and Mr. Burke participated in our 401(k) plan during 2014.

Overview of the Compensation Process
The composition of compensation for our executive officers can include: salary, cash bonus, and stock-based awards. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the fourth quarter of each year, the Compensation Committee discusses the base salaries for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the Compensation Committee’s recommendations; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. In years when stock-based awards are to be made, the Compensation Committee grants stock-based awards to our executive and other officers in the first quarter of the fiscal year. Similarly, in years when the Compensation Committee decides to make a cash bonus available, the Committee adopts performance metrics under our Bonus Plan in the first quarter of the fiscal year.
As part of the Compensation Committee’s process, it may consult with an independent compensation consultant. During fiscal year 2014, the Compensation Committee retained Meridian as its compensation consultant. Meridian advised the Committee regarding (i) trends in executive compensation; (ii) specific compensation recommendations for the CEO, CFO and COO; (iii) specific compensation recommendations for the non‑employee directors; (iv) applicable legislative developments; and (v) other matters as requested by the Committee. The Committee considered input from Meridian in making its recommendations to the Board.
Generally, our Chief Executive Officer has provided input to our Compensation Committee regarding executive compensation and participated in the ultimate determination of compensation for the Company’s other executives. However, our Chief Executive Officer does not have direct involvement in the determination of his own compensation, the determination and structure of which is the sole responsibility of the Compensation Committee.
Compensation Risk Assessment

The Compensation Committee reviews our compensation policies and practices with management and the Board, and does not believe that they are reasonably likely to have a material adverse effect on us by encouraging our executive officers to take unnecessary or excessive risks that threaten our value. The Compensation Committee does not believe that the features of our compensation plans make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk. The equity-based plans encourage our executive officers and other employees to focus on increasing stockholder value over a period of years. The 401(k) plan provides helpful ways for our employees to save for retirement. The bonus plans are typically based on a variety of metrics tied to improving our performance, and contain "clawback" provisions if the executive officer or employee engages in certain activities and a payout is based on inaccurate financial statements or other inaccurate performance metric criteria. Based on its review, the Compensation Committee believes that our compensation policies and procedures do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

Stockholder Advisory Vote on Executive Compensation

At our 2014 annual meeting, our stockholders voted on an advisory proposal to approve the compensation of our executive officers as disclosed in our proxy statement for that annual meeting. Over 99.0% of the 18,383,857 votes cast on the proposal voted in favor of the proposal. Our Compensation Committee considered the result of this vote, viewed the result as favorable, and sought to maintain consistent compensation policies and procedures.

SUMMARY COMPENSATION TABLE

The following table summarizes compensation earned by or paid to our principal executive officer and our other executive officers for our last three completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
T. Michael Ansley	2014	295,000	96,760	-	-	-	-	5,200	396,960
President and Chief	2013	215,000	95,675	-	-	-	-	8,347	319,022
Executive	2012	185,000	35,000	-	-	-	-	6,746	226,746
Officer

David G. Burke	2014	223,000	73,097	49,998	-	-	-	5,200	351,395
Chief	2013	200,000	59,333	50,000	-	-	-	9,761	319,094
Financial	2012	175,000	30,000	-	-	-	-	8,338	213,338
Officer

Jason T. Curtis	2014	211,000	69,115	49,998	-	-	-	-	330,113
Chief	2013	185,000	54,883	50,000	-	-	-	6,639	296,552
Operating	2012	160,000	25,000	-	-	-	-	5,746	190,746
Officer

(1)    Bonuses were paid for 2014 and 2013 pursuant to the terms of the Performance Bonus Plan and the 2014 Short Term Plan and the 2013 Short Term Plan, respectively. A discretionary bonus was paid to each executive officer in 2012.
(2)    Refer to Note 9 "Stock-Based Compensation," in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 28, 2014, for the relevant assumptions used to determine the valuation of the stock awards.
Employment Agreements
All employees, including our executive officers, are employees-at-will and do not have an employment agreement. We do not believe it is necessary to have employment agreements with our executive officers. Our CEO is our largest stockholder and our other executive officers receive grants of restricted stock that vest over time. We believe that the long-term potential return for excellent corporate performance, coupled with competitive base salaries and bonus pay, are sufficient incentives for our executive officers to remain employed by us.
Salary and Bonus Compared to Total Compensation
We have not established a proportion that salary and bonus should be of an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion for fiscal 2014 that salary and bonus were of total compensation ranged from approximately 84.3% to 98.7% for our executive officers.

Grants of Plan-Based Awards In Fiscal 2014

The following table provides information regarding grants of plan-based awards to the named executive officers during the year ended December 28, 2014.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
T. Michael Ansley..........	-	-	-	-	-	-	-	-	-	-	-	-
David G. Burke..............	4/17/14	4/10/14	-	-	-	-	-	-	10,438	-	-	-
Jason T. Curtis................	4/17/14	4/10/14	-	-	-	-	-	-	10,438	-	-	-

(1)
The grant date fair value of the restricted stock awards is based on the number of shares granted times the market value of the shares on the grant date. The grant date was April 17, 2014, and the market value per share on that date was $4.79.

Restricted Stock Awards

The stock awards shown in the table above are restricted stock that was approved for award to Mr. Burke and Mr. Curtis by our Compensation Committee on April 10, 2014, under our Stock Incentive Plan of 2011. The restricted stock is subject to forfeiture and restrictions on transfer until the shares become vested on April 17, 2017. The restricted stock is forfeited if the executive officer ceases to be employed with us prior to the restricted stock vesting; subject to accelerated or prorated vesting as provided for in the applicable restricted stock award agreement in the event of the executive officer's death, disability, termination other than for cause, a change in control, or exercise of discretion by the Compensation Committee. The executive officers are entitled to receive cash dividends on their restricted stock to the same extent as other holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 28, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. Michael Ansley	30,000	-	-	2.50	7/30/16	-	-	-	-

David G. Burke	30,000	-	-	2.50	7/30/16	12,500(2)	62,375	-	-
						10,438(3)	52,086

Jason Curtis	-	-	-	-	-	12,500(2)	62,375	-	-
						10,438(3)	52,086

(1)	Each of the options vested at a rate of 10,000 shares per year, on the anniversary of the grant date, over a three-year period, and become fully vested on July 31, 2013.

(2)
The shares of restricted stock cliff vest on March 19, 2016.  The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan.

(3)
The shares of restricted stock cliff vest on April 17, 2017. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan.

Option Exercises And Stock Vested In Fiscal 2014
The following table provides information regarding the exercise of stock options and vesting of restricted stock during fiscal 2014 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
T. Michael Ansley..........................................................................................	-	-	-	-
David G. Burke.............................................................................................	-	-	8,334	40,753
Jason T. Curtis...............................................................................................	-	-	-	-

(1)
The value realized is based on the number of shares vesting times the market value of the shares on the vesting date. The vesting date was July 18, 2014, and the market value per share on that date was $4.89.

Potential Payments Upon Termination or Change-in-Control

Termination of Employment

  We do not have any compensation plans or arrangements providing for severance payments upon the resignation, retirement or any other termination of our executive officers.

Rights under the Stock Incentive Plan of 2011

If an executive officer terminates employment due to death or disability, then restricted stock granted to the officer under the Stock Incentive Plan of 2011 will be partially vested. Also, if we terminate an officer's employment other than for cause, then restricted stock granted to the officer under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee also has discretion to accelerate the vesting of restricted stock.

If Mr. Burke or Mr. Curtis had terminated employment due to death or disability, or if we had terminated their employment without cause on December 28, 2014, each officer would have become vested in 9,612 shares of restricted stock with a value of $47,964. This amount assumes that the termination occurred on December 28, 2014, the last business day of our 2014 fiscal year, and is an estimate of the value of restricted stock that would be vested upon a termination. The actual amount would only be determined upon a termination of employment.

Change in Control

According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2011 become fully vested upon a change in control. A “change in control” is defined in the Stock Incentive Plan of 2011 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 50.0% or more of our outstanding common stock; (c) a reorganization, merger or consolidation after which our stockholders do not own at least 50.0% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution, or a sale of all or substantially all of our assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Potential Payments Upon a Change in Control
The following table provides information regarding the value of benefits that would be provided to our executive officers in the event of a change in control of the Company. While we do not have specific change in control agreements, under our Stock Incentive Plan of 2011 there are provisions regarding a change in control. The amounts shown assume that the change in control occurred as of December 28, 2014, the last business day of our 2014 fiscal year, and include estimates of the value of restricted stock that would be vested upon a change in control. The actual amounts would only be determined upon a change in control.

	Accelerated Vesting Upon Change in Control
Name	Stock Options ($)	Restricted Stock ($)(3)
T. Michael Ansley..........................................................................................................................	30,000	149,700
David G. Burke (1).......................................................................................................................	52,938	264,161
Jason T. Curtis (2)..........................................................................................................................	52,938	264,161

(1)    Includes 22,938 shares of restricted stock that would have vested for Mr. Burke.

(2)    Includes 22,938 shares of restricted stock that would have vested for Mr. Curtis.

(3)    Based on the closing stock price for our common stock of $4.99 per share as of December 28, 2014.

Director Compensation for Fiscal 2014

The table below provides information regarding the compensation of our directors for our fiscal year ending December 28, 2014.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jay Alan Dusenberry	30,000	19,997	-	-	-	-	49,997
Philip Friedman	20,000	19,997	-	-	-	-	39,997
David Ligotti	20,000	19,997	-	-	-	-	39,997
Joseph M. Nowicki	35,000	19,997	-	-	-	-	54,997
Gregory J. Stevens	20,000	19,997	-	-	-	-	39,997

(1)
Compensation information for T. Michael Ansley, President and Chief Executive Officer, and David G. Burke, Chief Financial Officer, is fully reflected in the Summary Compensation Table above and, as such, is not repeated here.

(2)	As of December 28, 2014, Messrs. Dusenberry, Friedman, Ligotti, Nowicki, and Stevens had outstanding options to purchase 30,000 shares of the Company’s common stock.

(3)
Each non-employee director received a restricted stock award of 4,048 shares in 2014 following the annual election of directors, to assist the directors in meeting stock ownership guidelines for non-employee directors. The shares will become vested on July 16, 2015.

On July 31, 2010, each member of the Board then serving was granted options to purchase up to 30,000 shares of our common stock in return for their services as directors. Under the terms of the stock option agreements, they received the option to purchase 10,000 shares in each of the first three years of their terms as directors. If they resign their position during that period, their options will not vest. Once vested, the options will allow the directors to purchase our common stock at an exercise price of $2.50 per share. The options will expire six years from the date of grant.

On March 10, 2011, in connection with his appointment to the Board, Philip Friedman was granted options to purchase 30,000 shares on the same terms as the options issued in July 2010.

We review the compensation of our non-employee directors annually and may engage an independent compensation consultant to advise us on appropriate levels of cash and non-cash compensation for our directors. Our Compensation Committee engaged Meridian in 2014 to perform benchmarking of our director compensation program and to provide us with recommendations for cash compensation to be paid to our directors and to the Chairs of our Audit and Compensation Committees, for appropriate levels and types of stock-based compensation and as to appropriate stock ownership guidelines.

On April 24, 2014, the Board, upon recommendation of the Compensation Committee, adopted a compensation program for the non-employee directors, effective as of January 1, 2014. The material provisions of the compensation program are as follows:

•	Cash retainer fee of $20,000, paid in quarterly amounts of $5,000 on the last business day of each calendar quarter;

•
A grant of restricted stock with a value of $20,000, to be granted on the date of the annual election of directors, with a one-year vesting period such that the director would be 100.0% vested on the first anniversary of the grant date;

•	Additional cash payment to the Chair of the Audit Committee in the amount of $15,000, payable in equal quarterly installments on the last business day of each calendar quarter; and

•	Additional cash payment to the Chair of the Compensation Committee in the amount of $10,000, to be payable in equal quarterly installments on the last business day of each calendar quarter.

In addition, the Board, upon recommendation of the Compensation Committee, adopted stock ownership guidelines for non-employee directors, equal to three times the amount of the annual cash retainer, which is intended to be met by three annual restricted stock grants.

TRANSACTIONS WITH RELATED PERSONS

Certain Transactions

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5.0% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest.

Accounting Services

David Ligotti is a member of our Board and the owner and operator of Oakwood, a provider of accounting and consulting services.   Oakwood provides accounting and business services to us and we paid Oakwood $515,948 for services rendered in fiscal year 2014.   Oakwood has provided these services since our inception.  We believe this relationship is on terms at least as favorable to us as could be obtained from an unrelated third party.

Acquisition of Restaurant Locations from Related Party

On October 30, 2014, Detroit Burgers, Inc., one of our wholly-owned subsidiaries, acquired 100.0% of the membership interests of DMM Group, LLC from a trust controlled by the spouse of our President, CEO and Chairman, T. Michael Ansley for $250,000. DMM Group’s sole asset is the land and improvements used for our Detroit Bagger Dave’s restaurant. We believe this acquisition was made on terms at least as favorable to us as could have been obtained from an unrelated third party.

     Indemnification Agreements

We expect to enter into indemnification agreements with each of our directors and executive officers.  Each indemnification agreement will provide that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10.0% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10.0% stockholders are also required to furnish us with copies of all forms they file under this section. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations received from our directors and officers, we believe that all reports required to be filed under Section 16(a) for fiscal year 2014 were timely filed.

SECOND PROPOSAL—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Company’s Board has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 27, 2015. BDO began serving as our independent auditor for the fiscal year ended December 25, 2011. Services provided to us by BDO in 2014 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our stockholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate practice.

Representatives of BDO plan to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2015. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO in 2013 and 2014.

Services	Fees for the Year Ended
	December 28, 2014	December 29, 2013
Audit Fees (1)	$260,000	$327,000
Audit-Related Fees (2)	-	-
Tax Fees (3)	67,130	63,800
All Other Fees (4)	-	-

Total audit and non-audit fees	$340,800	$390,800

(1)          “Audit Fees” include the aggregate fees billed for professional services rendered for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q. Additionally, this amount includes $77,000 of fees for 2013 rendered in connection with the Company's follow-on public offering.

(2) “Audit-Related Fees” consist of fees billed for professional services rendered related to the performance of the audit review that are not otherwise reported under Audit Fees.

(3) “Tax Fees” consist of fees billed for professional services rendered in connection with tax compliance, tax advice and tax planning.

(4) “All Other Fees” consist of fees billed for professional services rendered that are not otherwise reported above.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Company’s Audit Committee pre-approves all audit and non-audit services provided by the independent auditor prior to the engagement of the independent auditor with respect to such services. The Company’s independent auditor may be engaged to provide non-audit services only after the appointed auditor has first considered the proposed engagement and has determined, in each instance, that the proposed services are not prohibited by applicable regulations and that the auditor’s independence will not be materially impaired as a result of having provided these services.  In making this determination, the Audit Committee takes into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditor’s exercise of objective and impartial judgment on all issues encompassed within the auditor’s engagement would be materially impaired.  All services provided by the Company’s independent auditor in 2013 and 2014 were pre-approved by the Audit Committee or its Chairman in accordance with the Company’s policy.

THIRD PROPOSAL—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders.

As required by Section 14A of the Exchange Act, this proposal seeks a stockholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the executives of Diversified Restaurant Holdings, Inc., as disclosed in the Compensation of Executive Officers and Directors section of the Proxy Statement, the compensation tables, and the related disclosure contained in the Proxy Statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2014 is reasonable, appropriate and justified by the Company’s performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in this Proxy Statement.  Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any stockholder of the Company wishing to submit a proposal for action at the Company’s 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must provide a written copy of the proposal to the management of the Company at its principal executive offices no later than December 12, 2015 and must otherwise comply with the rules and regulations of the Securities and Exchange Commission applicable to stockholder proposals.

A stockholder who intends to present a proposal for the 2016 annual meeting of stockholders, other than pursuant to Rule 14a-8 under the Exchange Act, must provide us with notice of such intention by February 25, 2016, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2016 annual meeting with respect to any such proposal without discussion of the matter in our Proxy Statement. A stockholder intending to present a proposal for the 2016 annual meeting of stockholders must also comply with the advance notice and other requirements set forth in our Bylaws.

ANNUAL REPORT

A copy of the Company’s Annual Report on form 10-K for the fiscal year ended December 28, 2014 can be found on the internet at www.edocumentview.com/bagr or, if a stockholder requested a paper copy, it is being delivered with this proxy statement, and is also available, along with the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 for the Company’s most recent fiscal year, without charge upon written request to: Investor Relations, Diversified Restaurant Holdings, Inc., 27680 Franklin Road, Southfield, Michigan 48034.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting for action by stockholders.  If any other matters requiring a vote of the stockholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

The Company will pay the cost of soliciting proxies.  In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, email or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of common stock and will reimburse them for their reasonable expenses in so doing.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by stockholders who are present. If you cannot be present in person, you are requested to cast your vote as promptly as possible via the internet or by telephone, as instructed in the notice of internet availability of proxy materials. If you chose to receive paper copies of your proxy materials, including the proxy card, we request that you please complete, date, sign and return the proxy card in the return envelope provided (which has prepaid postage if mailed in the United States) as promptly as possible to ensure your representation at the meeting.

DRH diversified restaurant holdings inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

	For	Withhold		For	Withhold		For	Withhold
01 - T. Michael Ansley	☐	☐	02 - David G. Burke	☐	☐	03 - Jay Alan Dusenberry	☐	☐
04 - Philip Friedman	☐	☐	05 - David Ligotti	☐	☐	06 - Joseph M. Nowicki	☐	☐
07 - Gregory J. Stevens	☐	☐						

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2015.	☐	☐	☐	3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

021OKF

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DRH diversified restaurant holdings inc.

Proxy — DIVERSIFIED RESTAURANT HOLDINGS, INC.

27680 Franklin Road
Southfield, Michigan 48034

T. Michael Ansley and David G. Burke, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Diversified Restaurant Holdings, Inc. to be held on May 21, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees and FOR Proposals 2 and 3.

(Items to be voted appear on reverse side.)

diversifiedrestaurantholdingsinc.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

- Go to **www.envisionreports.com/BAGR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/BAGR

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/BAGR** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 11, 2015 to facilitate timely delivery.

021OLD

Stockholder Meeting Notice

Diversified Restaurant Holdings, Inc.'s Annual Meeting of Stockholders will be held on Thursday, May 21, 2015 at 1218 Randolph, Detroit, Michigan 48226, at 10:00 a.m. EDT.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote <u>FOR</u> all nominees, and <u>FOR</u> Proposals 2 and 3:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/BAGR**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Diversified Restaurant Holdings, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 11, 2015.

021OLD